UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 15, 2026
MGM Resorts International
(Exact name of Registrant as Specified in its Charter)

Delaware	001-10362	88-0215232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3600 Las Vegas Boulevard South, Las Vegas, Nevada  89109
(Address of principal executive offices – Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 693-7120
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.01)	MGM	New York Stock Exchange	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CRF § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CRF § 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2026, MGM Resorts International (the “Company”) entered into an employment agreement with John McManus, Chief Legal and Administrative Officer and Secretary of the Company (the “Employment Agreement”), effective as of January 1, 2026. The Employment Agreement provides for a term until December 31, 2029 and a minimum base salary of $1,000,000 per year.

The Employment Agreement also provides for an annual target bonus equal to 150% of Mr. McManus’ base salary, and certain other benefits and perquisites, which are discussed in detail in the Employment Agreement. Any amounts paid in excess of 150% of Mr. McManus’ target bonus will be paid in fully vested deferred restricted stock units payable in three equal installments over the 3-year period following the grant date (and subject to acceleration in the event Mr. McManus’ employment with the Company is terminated for any reason) (“DRSUs”).

In the event of a termination of Mr. McManus’ employment as the result of his death or a termination by the Company due to disability, the Company will pay Mr. McManus one year of salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy) and any earned but unpaid bonus.

The Employment Agreement also provides that, subject to the discretion of the Committee of the Board, Mr. McManus will be eligible for annual equity grants in 2026, 2027, 2028 and 2029 with an aggregated value targeted at $2,500,000 each year, which are expected to be provided 50% in the form of performance share units and 50% in the form of restricted stock units.

In the event of a termination by the Company for no cause or by Mr. McManus for good cause prior to the end of the term or, if Mr. McManus continues employment as an at-will employee during the 12-month period after the end of the term, Mr. McManus will receive (i) an amount equal to his annual base salary plus his target bonus amount, payable in 12 monthly installments; (ii) any earned but unpaid bonus due to him; and (iii) a payment equal to 1.5 times the cost of COBRA for a coverage period of 12 months, payable in 12 monthly installments. Any such severance payments will be subject to applicable taxes and Mr. McManus’ execution and non-revocation of a general release of claims.

The Employment Agreement also contains a non-compete covenant generally prohibiting Mr. McManus from providing services to a competitor or soliciting employees or business contacts for 12 months following his termination of employment or for 12 months following the term of the Employment Agreement. In addition, the Employment Agreement mandates that Mr. McManus’ confidentiality obligations continue after his termination of employment.

The foregoing description is not a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference in this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

Exhibit No.	Description

10.1	Employment Agreement, effective as of January 1, 2026, by and between the Company and John McManus.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MGM Resorts International

Date: January 16, 2026	By:	/s/ Jessica Cunningham
Name: Jessica Cunningham
Title: Senior Vice President, Legal Counsel and Assistant Secretary